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Conectiv Thermal Systems, Inc. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)
As of March 31, 2004
ASSETS

Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Inventories, at average cost	*
Income tax benefit receivable	*
Other prepayments	*
*

Investments
Funds held by trustee	*

Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net Plant	*

Deferred Charges and Other Assets
Unamortized debt expense	*
Other	*
*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Accounts payable	*
Accounts payable to associated companies	*
Interest accrued	*
Notes payable to associated companies	*
Other	*
*

Deferred Credits and Other Liabilities
Pension and OPEB	*
Deferred income taxes, net	*
Other	*
*

Capitalization
Additional paid-in capital	*
Retained deficit	*
Conectiv money pool loan	*
Total equity	*

Variable rate demand bonds **	*
Total capitalization	*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
** Classified as current liability for external reporting
_____________________________________________________________________________
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Conectiv Thermal Systems, Inc. Consolidated Statements of Income (Dollars in Thousands) (Unaudited)

Three Months Ended March 31, 2004

OPERATING REVENUES	*

OPERATING EXPENSES
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
Taxes other than income taxes	*
*
OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE
Interest charges	*
Allowance for borrowed funds used during construction and capitalized interest	*
*
INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.